For Release: February 27, 2019
Investor Contact: Phil Morgan, 402.458.3038
Nelnet, Inc. supplemental financial information for the fourth quarter 2018
(All dollars are in thousands, except per share amounts, unless otherwise noted)
The following information should be read in connection with Nelnet, Inc.'s (the “Company's”) press release for fourth quarter 2018 earnings, dated February 27, 2019, and the Company's Annual Report on Form 10-K for the year ended December 31, 2018.
Forward-looking and cautionary statements
This report contains forward-looking statements and information that are based on management's current expectations as of the date of this document.  Statements that are not historical facts, including statements about the Company's plans and expectations for future financial condition, results of operations or economic performance, or that address management's plans and objectives for future operations, and statements that assume or are dependent upon future events, are forward-looking statements. The words “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “intend,” “may,” “plan,” “potential,” “predict,” “scheduled,” “should,” “will,” “would,” and similar expressions, as well as statements in future tense, are intended to identify forward-looking statements.
The forward-looking statements are based on assumptions and analyses made by management in light of management's experience and its perception of historical trends, current conditions, expected future developments, and other factors that management believes are appropriate under the circumstances. These statements are subject to known and unknown risks, uncertainties, assumptions, and other factors that may cause the actual results and performance to be materially different from any future results or performance expressed or implied by such forward-looking statements. These factors include, among others, the risks and uncertainties set forth in the “Risk Factors” section of the Company's Annual Report on Form 10-K for the year ended December 31, 2018 (the "2018 Annual Report"), and include such risks and uncertainties as:
•loan portfolio risks such as interest rate basis and repricing risk resulting from the fact that the interest rate characteristics of the student loan assets do not match the interest rate characteristics of the funding for those assets, the risk of loss of floor income on certain student loans originated under the Federal Family Education Loan Program (the "FFEL Program" or "FFELP"), risks related to the use of derivatives to manage exposure to interest rate fluctuations, uncertainties regarding the expected benefits from purchased securitized and unsecuritized FFELP, private education, and consumer loans and initiatives to purchase additional FFELP, private education, and consumer loans, and risks from changes in levels of loan prepayment or default rates;
•financing and liquidity risks, including risks of changes in the general interest rate environment, including the availability of any relevant money market index rate such as LIBOR or the relationship between the relevant money market index rate and the rate at which the Company's assets and liabilities are priced, and in the securitization and other financing markets for loans, including adverse changes resulting from unanticipated repayment trends on student loans in FFELP securitization trusts that could accelerate or delay repayment of the associated bonds, which may increase the costs or limit the availability of financings necessary to purchase, refinance, or continue to hold student loans;
•risks from changes in the educational credit and services markets resulting from changes in applicable laws, regulations, and government programs and budgets, such as the expected decline over time in FFELP loan interest income and fee-based revenues due to the discontinuation of new FFELP loan originations in 2010 and potential government initiatives or legislative proposals to consolidate existing FFELP loans to the Federal Direct Loan Program or otherwise allow FFELP loans to be refinanced with Federal Direct Loan Program loans;
•the uncertain nature of the expected benefits from the acquisition of Great Lakes Educational Loan Services, Inc. ("Great Lakes") on February 7, 2018 and the ability to successfully integrate technology and other activities and successfully maintain and increase allocated volumes of student loans serviced under existing and any future servicing contracts with the U.S. Department of Education (the "Department"), which current contracts accounted for 30 percent of the Company's revenue in 2018, risks to the Company related to the Department's initiatives to procure new contracts for federal student loan servicing, including the risk that Company teams may not be successful in obtaining contracts, risks related to the development by the Company and Great Lakes of a new student loan servicing platform, including risks as to whether the expected benefits from the new platform will be realized, and risks related to the Company's ability to comply with agreements with third-party customers for the servicing of Federal Direct Loan Program, FFELP, and private education and consumer loans;
•risks related to a breach of or failure in the Company's operational or information systems or infrastructure, or those of third-party vendors, including cybersecurity risks related to the potential disclosure of confidential student loan borrower and other customer information, the potential disruption of the Company's systems or those of third-party vendors or customers, and/or the potential damage to the Company's reputation resulting from cyber-breaches;
•uncertainties inherent in forecasting future cash flows from student loan assets and related asset-backed securitizations;
•risks and uncertainties related to the ability of ALLO Communications LLC to successfully expand its fiber network and market share in existing service areas and additional communities and manage related construction risks;
•risks and uncertainties related to initiatives to pursue additional strategic investments and acquisitions, including investments and acquisitions that are intended to diversify the Company both within and outside of its historical core education-related businesses; and
•risks and uncertainties associated with litigation matters and with maintaining compliance with the extensive regulatory requirements applicable to the Company's businesses, reputational and other risks, including the risk of increased regulatory costs, resulting from the politicization of student loan servicing, and uncertainties inherent in the estimates and assumptions about future events that management is required to make in the preparation of the Company's consolidated financial statements.
All forward-looking statements contained in this report are qualified by these cautionary statements and are made only as of the date of this document. Although the Company may from time to time voluntarily update or revise its prior forward-looking statements to reflect actual results or changes in the Company's expectations, the Company disclaims any commitment to do so except as required by securities laws.

Consolidated Statements of Income
(Dollars in thousands, except share data)
(unaudited)

	Three months ended			Year ended
	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Interest income:
Loan interest	$244,252	232,320	193,556	897,666	757,731
Investment interest	8,019	7,628	3,080	26,600	12,695
Total interest income	252,271	239,948	196,636	924,266	770,426
Interest expense:
Interest on bonds and notes payable	182,732	180,175	123,401	669,906	465,188
Net interest income	69,539	59,773	73,235	254,360	305,238
Less provision for loan losses	5,000	10,500	3,750	23,000	14,450
Net interest income after provision for loan losses	64,539	49,273	69,485	231,360	290,788
Other income:
Loan servicing and systems revenue	112,761	112,579	55,921	440,027	223,000
Education technology, services, and payment processing revenue	54,589	58,409	43,326	221,962	193,188
Communications revenue	13,326	11,818	8,122	44,653	25,700
Other income	9,998	16,673	7,952	54,446	52,826
Gain (loss) from debt repurchases, net	—	—	(2,635)	359	2,902
Derivative settlements, net	19,052	22,324	2,982	70,071	667
Derivative market value and foreign currency transaction adjustments	(48,895)	(5,226)	4,032	1,014	(19,221)
Total other income	160,831	216,577	119,700	832,532	479,062
Cost of services:
Cost to provide education technology, services, and payment processing services	15,479	19,087	11,223	59,566	48,678
Cost to provide communications services	5,033	4,310	3,160	16,926	9,950
Total cost of services	20,512	23,397	14,383	76,492	58,628
Operating expenses:
Salaries and benefits	114,247	114,172	81,201	436,179	301,885
Depreciation and amortization	23,953	22,992	11,854	86,896	39,541
Loan servicing fees to third parties	2,631	3,087	3,064	12,059	22,734
Other expenses	46,952	45,194	38,455	165,972	120,378
Total operating expenses	187,783	185,445	134,574	701,106	484,538
Income before income taxes	17,075	57,008	40,228	286,294	226,684
Income tax benefit (expense)	4,599	(13,882)	5,486	(58,770)	(64,863)
Net income	21,674	43,126	45,714	227,524	161,821
Net (income) loss attributable to noncontrolling interests	(48)	(199)	2,386	389	11,345
Net income attributable to Nelnet, Inc.	$21,626	42,927	48,100	227,913	173,166
Earnings per common share:
Net income attributable to Nelnet, Inc. shareholders - basic and diluted	$0.53	1.05	1.17	5.57	4.14
Weighted average common shares outstanding - basic and diluted	40,810,636	40,988,965	41,012,731	40,909,022	41,791,941

Condensed Consolidated Balance Sheets
(Dollars in thousands)
(unaudited)

	As of	As of	As of
	December 31, 2018	September 30, 2018	December 31, 2017
Assets:
Loans receivable, net	$22,377,142	22,528,362	21,814,507
Cash, cash equivalents, investments, and notes receivable	370,717	330,352	307,290
Restricted cash	1,071,044	911,929	875,314
Goodwill and intangible assets, net	271,202	249,462	177,186
Other assets	1,130,863	1,084,820	790,138
Total assets	$25,220,968	25,104,925	23,964,435
Liabilities:
Bonds and notes payable	$22,218,740	22,251,433	21,356,573
Other liabilities	687,449	526,364	442,475
Total liabilities	22,906,189	22,777,797	21,799,048
Equity:
Total Nelnet, Inc. shareholders' equity	2,304,464	2,316,864	2,149,529
Noncontrolling interests	10,315	10,264	15,858
Total equity	2,314,779	2,327,128	2,165,387
Total liabilities and equity	$25,220,968	25,104,925	23,964,435

Overview
The Company is a diverse company with a focus on delivering education-related products and services and student loan asset management. The largest operating businesses engage in student loan servicing; education technology, services, and payment processing; and communications. A significant portion of the Company's revenue is net interest income earned on a portfolio of federally insured student loans. The Company also makes investments to further diversify the Company both within and outside of its historical core education-related businesses, including, but not limited to, investments in real estate and early-stage and emerging growth companies.
GAAP Net Income and Non-GAAP Net Income, Excluding Adjustments
The Company prepares its financial statements and presents its financial results in accordance with U.S. GAAP. However, it also provides additional non-GAAP financial information related to specific items management believes to be important in the evaluation of its operating results and performance. A reconciliation of the Company's GAAP net income to net income, excluding derivative market value and foreign currency transaction adjustments, and a discussion of why the Company believes providing this additional information is useful to investors, is provided below.

	Three months ended			Year ended
	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
GAAP net income attributable to Nelnet, Inc.	$21,626	42,927	48,100	227,913	173,166
Realized and unrealized derivative market value adjustments	48,895	5,226	(3,997)	(1,014)	(26,379)
Unrealized foreign currency transaction adjustments	—	—	(35)	—	45,600
Net tax effect (a)	(11,735)	(1,254)	1,532	243	(7,304)
Net income attributable to Nelnet, Inc., excluding derivative market value and foreign currency transaction adjustments (b)	$58,786	46,899	45,600	227,142	185,083

Earnings per share:
GAAP net income attributable to Nelnet, Inc.	$0.53	1.05	1.17	5.57	4.14
Realized and unrealized derivative market value adjustments	1.20	0.12	(0.10)	(0.02)	(0.63)
Unrealized foreign currency transaction adjustments	—	—	—	—	1.09
Net tax effect (a)	(0.29)	(0.03)	0.04	—	(0.17)
Net income attributable to Nelnet, Inc., excluding derivative market value and foreign currency transaction adjustments (b)	$1.44	1.14	1.11	5.55	4.43
(a) The tax effects are calculated by multiplying the realized and unrealized derivative market value adjustments and unrealized foreign currency transaction adjustments by the applicable statutory income tax rate.
(b) "Derivative market value and foreign currency transaction adjustments" include (i) both the realized portion of gains and losses (corresponding to variation margin received or paid on derivative instruments that are settled daily at a central clearinghouse) and the unrealized portion of gains and losses that are caused by changes in fair values of derivatives which do not qualify for "hedge treatment" under GAAP; and (ii) the unrealized foreign currency transaction gains or losses caused by the re-measurement of the Company's previously Euro-denominated bonds to U.S. dollars. "Derivative market value and foreign currency transaction adjustments" does not include "derivative settlements" that represent the cash paid or received during the current period to settle with derivative instrument counterparties the economic effect of the Company's derivative instruments based on their contractual terms.
The accounting for derivatives requires that changes in the fair value of derivative instruments be recognized currently in earnings, with no fair value adjustment of the hedged item, unless specific hedge accounting criteria is met. Management has structured all of the Company’s derivative transactions with the intent that each is economically effective; however, the Company’s derivative instruments do not qualify for hedge accounting. As a result, the change in fair value of derivative instruments is reported in current period earnings with no consideration for the corresponding change in fair value of the hedged item. Under GAAP, the cumulative net realized and unrealized gain or loss caused by changes in fair values of derivatives in which the Company plans to hold to maturity will equal zero over the life of the contract. However, the net realized and unrealized gain or loss during any given reporting period fluctuates significantly from period to period. In addition, the Company incurred unrealized foreign currency transaction adjustments in 2017 for periodic fluctuations in currency exchange rates between the U.S. dollar and Euro in connection with its student loan asset-backed bonds that were previously denominated in Euros with an interest rate based on a spread to the EURIBOR index. The principal and accrued interest on these bonds were remeasured at each reporting period and recorded in the Company's consolidated balance sheet in U.S. dollars based on the foreign currency exchange rate on that date.
The Company believes these point-in-time estimates of asset and liability values related to its derivative instruments and previously Euro-denominated bonds that are or were subject to interest and currency rate fluctuations are or were subject to volatility mostly due to timing and market factors beyond the control of management, and affect the period-to-period comparability of the results of operations. Accordingly, the Company’s management utilizes operating results excluding these items for comparability purposes when making decisions regarding the Company’s performance and in presentations with credit rating agencies, lenders, and investors. Consequently, the Company reports this non-GAAP information because the Company believes that it provides additional information regarding operational and performance indicators that are closely assessed by management. There is no comprehensive, authoritative guidance for the presentation of such non-GAAP information, which is only meant to supplement GAAP results by providing additional information that management utilizes to assess performance.
On October 25, 2017, the Company completed a remarketing of the Company’s bonds that were prior to that date denominated in Euros, to denominate those bonds in U.S. dollars and reset the interest rate to be based on the three-month LIBOR index. The Company also terminated a cross-currency interest rate swap associated with those bonds. As a result, there are no foreign currency transaction adjustments with respect to those bonds after October 25, 2017.

Operating Results
The Company earns net interest income on its loan portfolio, consisting primarily of FFELP loans, in its Asset Generation and Management ("AGM") operating segment. This segment is expected to generate a stable net interest margin and significant amounts of cash as the FFELP portfolio amortizes. As of December 31, 2018, the Company had a $22.4 billion loan portfolio that management anticipates will amortize over the next approximately 20 years and has a weighted average remaining life of 8.7 years. The Company actively works to maximize the amount and timing of cash flows generated by its FFELP portfolio and seeks to acquire additional loan assets to leverage its servicing scale and expertise to generate incremental earnings and cash flow. However, due to the continued amortization of the Company’s FFELP loan portfolio, over time, the Company's net income generated by the AGM segment will continue to decrease. The Company currently believes that in the short-term it will most likely not be able to invest the excess cash generated from the FFELP loan portfolio into assets that immediately generate the rates of return historically realized from that portfolio.
In addition, the Company earns fee-based revenue through the following reportable operating segments:
•Loan Servicing and Systems ("LSS") - referred to as Nelnet Diversified Solutions ("NDS")
•Education Technology, Services, and Payment Processing ("ETS&PP") - referred to as Nelnet Business Solutions ("NBS")
•Communications - referred to as ALLO Communications ("ALLO")

Other business activities and operating segments that are not reportable are combined and included in Corporate and Other Activities ("Corporate"). Corporate and Other Activities also includes income earned on certain investments and interest expense incurred on unsecured debt transactions.

The information below provides the operating results for each reportable operating segment and Corporate and Other Activities for the year ended December 31, 2018, 2017 and 2016 (dollars in millions).

(a) Revenue includes intersegment revenue earned by LSS as a result of servicing loans for AGM.
(b) Total revenue includes "net interest income" and "total other income" from the Company's segment statements of income, excluding the impact from changes in fair values of derivatives and foreign currency transaction adjustments. Net income excludes changes in fair values of derivatives and foreign currency transaction adjustments, net of tax. For information regarding the exclusion of the impact from changes in fair values of derivatives and foreign currency transaction adjustments, see "GAAP Net Income and Non-GAAP Net Income, Excluding Adjustments" above.
Certain events and transactions from 2018, which have impacted or will impact the operating results of the Company and its operating segments, are discussed below.
Impact from the Tax Cuts and Jobs Act
•The Tax Cuts and Jobs Act (the "Act"), signed into law on December 22, 2017, and effective January 1, 2018, reduced the corporate statutory federal tax rate from 35 percent to 21 percent. The Company's effective tax rate in 2018 was 20.5 percent. During 2018, the Company obtained clarity regarding certain tax positions that resulted in a reduction to income tax expense. The Company currently anticipates its effective tax rate will range between 23 to 24 percent in future periods.

Loan Servicing and Systems
•On February 7, 2018, the Company paid $150.0 million in cash to acquire Great Lakes. The operating results of Great Lakes are reported in the Company's consolidated financial statements from the date of acquisition.
Nelnet Servicing and Great Lakes are two companies that have student loan servicing contracts awarded by the Department to provide servicing for loans owned by the Department. In addition to servicing loans for the Department, Great Lakes serviced FFELP and private education loans.
From the date of acquisition and going forward, Great Lakes and Nelnet Servicing have continued, and will continue, to service their respective government-owned portfolios on behalf of the Department, while maintaining their distinct brands, independent servicing operations, and teams. Likewise, each entity continues to compete for new student loan volume under its respective existing contract with the Department. The Company has integrated, and will continue to integrate, technology as well as shared services and other activities to become more efficient and effective in meeting borrower needs. During 2018, the Company converted Great Lakes' FFELP and private education loan servicing volume to Nelnet Servicing's servicing platform to leverage the efficiencies of supporting more volume on fewer systems.
As of December 31, 2018, Nelnet Servicing was servicing $179.5 billion of student loans for 5.8 million borrowers under its contract with the Department, and Great Lakes was servicing $232.7 billion of student loans for 7.5 million borrowers under its contract. These contracts are currently scheduled to expire on June 16, 2019.
On February 20, 2018, the Department’s Office of Federal Student Aid ("FSA") released information regarding a contract procurement process entitled Next Generation Financial Services Environment (“NextGen”) for the servicing of all student loans owned by the Department. On August 24, August 27, and September 24, 2018, FSA made announcements that included canceling certain components of the NextGen process and issuing a solicitation for a separate new procurement process for certain of those NextGen components that were canceled.
On January 15, 2019, FSA released an amendment canceling all components of NextGen except the Enterprise-Wide Digital and Customer Care Platforms and Services component and issued new solicitations for three new NextGen components:
•NextGen Enhanced Processing Solution
•NextGen Business Process Operations
•NextGen Optimal Processing Solution

On February 20, 2019, FSA awarded the Enterprise-Wide Digital and Customer Care Platforms and Services component to Accenture Federal Services. The Company is part of teams that currently intend to respond to the solicitations for each of the three ongoing NextGen components. The Company cannot predict the timing, nature, or outcome of these solicitations.
•The Company will incur additional costs in 2019 to integrate two core processing systems for government-owned loans, be responsive to the Department's procurement, and develop new private education and consumer loan origination and servicing systems, a multi-year project, which the Company currently expects will decrease operating margin from recent historical results.
Education Technology, Services, and Payment Processing
•In 2018, the Company changed the name of its Tuition Payment Processing and Campus Commerce operating segment to Education Technology, Services, and Payment Processing to better describe the evolution of services this operating segment provides.
•Effective January 1, 2018, the Company adopted the FASB's new revenue recognition standard using the full retrospective method, which required it to restate each prior reporting period presented. The most significant impact of the standard relates to identifying this segment as the principal in its payment services transactions. As a result of this change, the Company presents the payment services revenue gross, with the direct costs to provide these services presented separately.

•On October 16, 2018, the Company terminated its investment in a proprietary payment processing platform. This decision was made as a result of decreases in price and advancements of technology by established processors in the industry. As a result of this decision, the Company recorded an impairment charge of $7.8 million (pre-tax) in 2018. The charge represents computer equipment and external software development costs related to the payment processing platform. The decision will not impact the Company's existing payment processing revenue or customers.
•On November 7, 2018, the Company paid $27.0 million in cash to acquire Tuition Management Systems ("TMS"), a services company that offers tuition payment plans, billing services, payment technology solutions, and refund management to educational institutions. The TMS acquisition added 380 higher education schools and 170 K-12 schools to the Company's customer base, further enhancing NBS’ market share leading position with private faith-based K-12 schools and advancing to a market leading position in higher education.
Communications
•In 2018, ALLO increased its residential households served from 20,428 as of December 31, 2017 to 37,351 as of December 31, 2018 and increased revenue from $25.7 million in 2017 to $44.7 million in 2018. In 2018, ALLO also began to provide its services in Fort Morgan, Colorado, and Hastings, Nebraska, increasing households in its current markets to 152,840 from 137,500. ALLO plans to continue to increase market share and revenue in its existing markets and is currently evaluating opportunities to expand to additional communities.

•In 2018, ALLO's capital expenditures were $87.5 million and the Company currently anticipates total expenditures of approximately $50 million in 2019. ALLO began providing services in Lincoln, Nebraska in September 2016, as part of a multi-year project to pass substantially all commercial and residential properties in the community. The Company currently anticipates the Lincoln build-out will be substantially complete during the first quarter of 2019.
•The Company currently anticipates ALLO's operating results will be dilutive to the Company's consolidated earnings as it finishes its network build-out in Lincoln, Nebraska, and continues to build its network in other communities, due to large upfront capital expenditures and associated depreciation and upfront customer acquisition costs.
Asset Generation and Management
•During 2018, the Company purchased $3.9 billion in loans. The vast majority of these loans are federally insured student loans.
•The Company's average balance of loans decreased to $22.6 billion in 2018, compared with $23.6 billion in 2017. Core loan spread increased to 1.32 percent in 2018, compared with 1.23 percent in 2017.
The Company began to purchase consumer loans in the second quarter of 2017. Consumer loans are currently funded by the Company using operating cash, until they can be funded in a secured financing transaction. As such, consumer loans do not have a cost of funds (debt) associated with them. Core loan spread, excluding consumer loans, would have been 1.27 percent and 1.21 percent in 2018 and 2017, respectively.
In 2018, the Company recognized $121.7 million in fixed rate floor income (which includes $64.9 million of settlement payments received on derivatives used to hedge student loans earning fixed rate floor income). Fixed rate floor income contributed 55 basis points of core loan spread in 2018.
Liquidity and Capital Resources
•As of December 31, 2018, the Company had cash and cash equivalents of $121.3 million. In addition, the Company had a portfolio of available-for-sale investments, consisting primarily of student loan asset-backed securities, with a fair value of $53.0 million as of December 31, 2018.
•The Company has historically generated positive cash flow from operations.  For the year ended December 31, 2018, the Company’s net cash provided by operating activities was $270.9 million.
•On June 22, 2018, the Company amended its unsecured line of credit to, among other things, extend the maturity date of the facility from December 12, 2021 to June 22, 2023. On December 14, 2018, the Company increased the aggregate amount it can borrow under this facility from $350.0 million to $382.5 million. As of December 31, 2018, the unsecured line of credit had $310.0 million outstanding and $72.5 million was available for future use.
•The majority of the Company’s portfolio of student loans is funded in asset-backed securitizations that will generate significant earnings and cash flow over the life of these transactions. As of December 31, 2018, the Company currently expects future undiscounted cash flows from its securitization portfolio to be approximately $2.1 billion, of which approximately $1.3 billion will be generated over the next five years.

•During 2018, the Company repurchased a total of 868,147 shares of Class A common stock for $45.3 million ($52.22 per share), including the repurchase of 549,056 shares of Class A common stock during the fourth quarter of 2018 for $28.8 million ($52.48 per share).
•During 2018, the Company paid quarterly cash dividends totaling $26.8 million ($0.66 per share), including $7.3 million, or $0.18 per share, during the fourth quarter of 2018.
•The Company intends to use its liquidity position to capitalize on market opportunities, including FFELP, private education, and consumer loan acquisitions; strategic acquisitions and investments; expansion of ALLO’s telecommunications network; and capital management initiatives, including stock repurchases, debt repurchases, and dividend distributions.  The timing and size of these opportunities will vary and will have a direct impact on the Company’s cash and investment balances.
Segment Reporting
The following tables include the results of each of the Company's reportable operating segments reconciled to the consolidated financial statements.

	Three months ended December 31, 2018
	Loan Servicing and Systems	Education Technology, Services, and Payment Processing	Communications	Asset Generation and Management	Corporate and Other Activities	Eliminations	Total
Total interest income	$421	1,526	2	248,620	2,271	(569)	252,271
Interest expense	—	5	—	181,632	1,664	(569)	182,732
Net interest income	421	1,521	2	66,988	607	—	69,539
Less provision for loan losses	—	—	—	5,000	—	—	5,000
Net interest income (loss) after provision for loan losses	421	1,521	2	61,988	607	—	64,539
Other income:
Loan servicing and systems revenue	112,761	—	—	—	—	—	112,761
Intersegment servicing revenue	12,412	—	—	—	—	(12,412)	—
Education technology, services, and payment processing revenue	—	54,589	—	—	—	—	54,589
Communications revenue	—	—	13,326	—	—	—	13,326
Other income	2,088	—	125	3,333	4,451	—	9,998
Derivative settlements, net	—	—	—	19,050	2	—	19,052
Derivative market value and foreign currency transaction adjustments, net	—	—	—	(49,229)	334	—	(48,895)
Total other income	127,261	54,589	13,451	(26,846)	4,787	(12,412)	160,831
Cost of services:
Cost to provide education technology, services, and payment processing services	—	15,479	—	—	—	—	15,479
Cost to provide communications services	—	—	5,033	—	—	—	5,033
Total cost of services	—	15,479	5,033	—	—	—	20,512
Operating expenses:
Salaries and benefits	69,046	22,528	5,495	343	16,834	—	114,247
Depreciation and amortization	8,837	3,422	6,792	—	4,902	—	23,953
Loan servicing fees to third parties	—	—	—	2,631	—	—	2,631
Other expenses	15,746	13,188	3,089	920	14,010	—	46,952
Intersegment expenses, net	15,074	3,051	776	12,927	(19,416)	(12,412)	—
Total operating expenses	108,703	42,189	16,152	16,821	16,330	(12,412)	187,783
Income (loss) before income taxes	18,979	(1,558)	(7,732)	18,321	(10,936)	—	17,075
Income tax (expense) benefit (a)	(4,555)	374	1,856	(4,397)	11,321	—	4,599
Net income (loss)	14,424	(1,184)	(5,876)	13,924	385	—	21,674
Net income attributable to noncontrolling interests	—	—	—	—	(48)	—	(48)
Net income (loss) attributable to Nelnet, Inc.	$14,424	(1,184)	(5,876)	13,924	337	—	21,626

(a) As a result of the Tax Cuts and Jobs Act, beginning January 1, 2018, income taxes are allocated based on 24% of income before taxes for each individual operating segment. Prior to the effective date of the Tax Cuts and Jobs Act, income taxes were allocated based on 38% of income before taxes for each individual operating segment. The difference between the consolidated income tax expense and the sum of the taxes calculated for each operating segment, if any, is included in income taxes in Corporate and Other Activities.

	Three months ended September 30, 2018
	Loan Servicing and Systems	Education Technology, Services, and Payment Processing	Communications	Asset Generation and Management	Corporate and Other Activities	Eliminations	Total
Total interest income	$381	1,513	1	236,039	6,860	(4,846)	239,948
Interest expense	—	3	4,174	176,874	3,968	(4,846)	180,175
Net interest income	381	1,510	(4,173)	59,165	2,892	—	59,773
Less provision for loan losses	—	—	—	10,500	—	—	10,500
Net interest income (loss) after provision for loan losses	381	1,510	(4,173)	48,665	2,892	—	49,273
Other income:
Loan servicing and systems revenue	112,579	—	—	—	—	—	112,579
Intersegment servicing revenue	12,290	—	—	—	—	(12,290)	—
Education technology, services, and payment processing revenue	—	58,409	—	—	—	—	58,409
Communications revenue	—	—	11,818	—	—	—	11,818
Other income	1,948	—	950	3,267	10,508	—	16,673
Derivative settlements, net	—	—	—	22,448	(124)	—	22,324
Derivative market value and foreign currency transaction adjustments, net	—	—	—	(6,056)	830	—	(5,226)
Total other income	126,817	58,409	12,768	19,659	11,214	(12,290)	216,577
Cost of services:
Cost to provide education technology, services, and payment processing services	—	19,087	—	—	—	—	19,087
Cost to provide communications services	—	—	4,310	—	—	—	4,310
Total cost of services	—	19,087	4,310	—	—	—	23,397
Operating expenses:
Salaries and benefits	70,440	19,972	4,554	424	18,782	—	114,172
Depreciation and amortization	8,957	3,435	6,167	—	4,433	—	22,992
Loan servicing fees to third parties	—	—	—	3,087	—	—	3,087
Other expenses	19,638	4,943	3,151	845	16,616	—	45,194
Intersegment expenses, net	15,029	2,494	598	12,378	(18,208)	(12,290)	—
Total operating expenses	114,064	30,844	14,470	16,734	21,623	(12,290)	185,445
Income (loss) before income taxes	13,134	9,988	(10,185)	51,590	(7,517)	—	57,008
Income tax (expense) benefit (a)	(3,152)	(2,397)	2,444	(12,381)	1,604	—	(13,882)
Net income (loss)	9,982	7,591	(7,741)	39,209	(5,913)	—	43,126
Net income attributable to noncontrolling interests	—	—	—	—	(199)	—	(199)
Net income (loss) attributable to Nelnet, Inc.	$9,982	7,591	(7,741)	39,209	(6,112)	—	42,927

(a) As a result of the Tax Cuts and Jobs Act, beginning January 1, 2018, income taxes are allocated based on 24% of income before taxes for each individual operating segment. Prior to the effective date of the Tax Cuts and Jobs Act, income taxes were allocated based on 38% of income before taxes for each individual operating segment. The difference between the consolidated income tax expense and the sum of the taxes calculated for each operating segment, if any, is included in income taxes in Corporate and Other Activities.

	Three months ended December 31, 2017
	Loan Servicing and Systems	Education Technology, Services, and Payment Processing	Communications	Asset Generation and Management	Corporate and Other Activities	Eliminations	Total
Total interest income	$152	8	1	195,560	3,617	(2,702)	196,636
Interest expense	3	—	2,059	123,358	683	(2,702)	123,401
Net interest income	149	8	(2,058)	72,202	2,934	—	73,235
Less provision for loan losses	—	—	—	3,750	—	—	3,750
Net interest income (loss) after provision for loan losses	149	8	(2,058)	68,452	2,934	—	69,485
Other income:
Loan servicing and systems revenue	55,921	—	—	—	—	—	55,921
Intersegment servicing revenue	10,835	—	—	—	—	(10,835)	—
Education technology, services, and payment processing revenue	—	43,326	—	—	—	—	43,326
Communications revenue	—	—	8,122	—	—	—	8,122
Other income	—	—	—	4,273	3,680	—	7,952
Gain (loss) from debt repurchases, net	—	—	—	(2,664)	29	—	(2,635)
Derivative settlements, net	—	—	—	3,169	(188)	—	2,982
Derivative market value and foreign currency transaction adjustments, net	—	—	—	3,763	269	—	4,032
Total other income	66,756	43,326	8,122	8,541	3,790	(10,835)	119,700
Cost of services:
Cost to provide education technology, services, and payment processing services	—	11,223	—	—	—	—	11,223
Cost to provide communications services	—	—	3,160	—	—	—	3,160
Total cost of services	—	11,223	3,160	—	—	—	14,383
Operating expenses:
Salaries and benefits	39,324	18,515	4,458	393	18,512	—	81,201
Depreciation and amortization	1,220	2,371	3,955	—	4,309	—	11,854
Loan servicing fees to third parties	—	—	—	3,064	—	—	3,064
Other expenses	10,793	4,712	2,652	1,412	18,884	—	38,455
Intersegment expenses, net	8,374	2,650	629	11,716	(12,535)	(10,835)	—
Total operating expenses	59,711	28,248	11,694	16,585	29,170	(10,835)	134,574
Income (loss) before income taxes	7,194	3,863	(8,790)	60,408	(22,446)	—	40,228
Income tax (expense) benefit	(3,718)	(1,468)	3,341	(22,955)	30,287	—	5,486
Net income (loss)	3,476	2,395	(5,449)	37,453	7,841	—	45,714
Net loss (income) attributable to noncontrolling interests	2,591	—	—	—	(205)	—	2,386
Net income (loss) attributable to Nelnet, Inc.	$6,067	2,395	(5,449)	37,453	7,636	—	48,100

	Year ended December 31, 2018
	Loan Servicing and Systems	Education Technology, Services, and Payment Processing	Communications	Asset Generation and Management	Corporate and Other Activities	Eliminations	Total
Total interest income	$1,351	4,453	4	911,502	19,944	(12,989)	924,266
Interest expense	—	9	9,987	662,360	10,540	(12,989)	669,906
Net interest income	1,351	4,444	(9,983)	249,142	9,404	—	254,360
Less provision for loan losses	—	—	—	23,000	—	—	23,000
Net interest income (loss) after provision for loan losses	1,351	4,444	(9,983)	226,142	9,404	—	231,360
Other income:
Loan servicing and systems revenue	440,027	—	—	—	—	—	440,027
Intersegment servicing revenue	47,082	—	—	—	—	(47,082)	—
Education technology, services, and payment processing revenue	—	221,962	—	—	—	—	221,962
Communications revenue	—	—	44,653	—	—	—	44,653
Other income	7,284	—	1,075	12,364	33,724	—	54,446
Gain from debt repurchases	—	—	—	359	—	—	359
Derivative settlements, net	—	—	—	70,478	(407)	—	70,071
Derivative market value and foreign currency transaction adjustments, net	—	—	—	(2,159)	3,173	—	1,014
Total other income	494,393	221,962	45,728	81,042	36,490	(47,082)	832,532
Cost of services:
Cost to provide education technology, services, and payment processing services	—	59,566	—	—	—	—	59,566
Cost to provide communications services	—	—	16,926	—	—	—	16,926
Total cost of services	—	59,566	16,926	—	—	—	76,492
Operating expenses:
Salaries and benefits	267,458	81,080	18,779	1,526	67,336	—	436,179
Depreciation and amortization	32,074	13,484	23,377	—	17,960	—	86,896
Loan servicing fees to third parties	—	—	—	12,059	—	—	12,059
Other expenses	67,336	28,137	11,900	3,902	54,697	—	165,972
Intersegment expenses, net	59,042	10,681	2,578	47,870	(73,088)	(47,082)	—
Total operating expenses	425,910	133,382	56,634	65,357	66,905	(47,082)	701,106
Income (loss) before income taxes	69,834	33,458	(37,815)	241,827	(21,011)	—	286,294
Income tax (expense) benefit (a)	(16,954)	(8,030)	9,075	(58,038)	15,177	—	(58,770)
Net income (loss)	52,880	25,428	(28,740)	183,789	(5,834)	—	227,524
Net loss (income) attributable to noncontrolling interests	808	—	—	—	(419)	—	389
Net income (loss) attributable to Nelnet, Inc.	$53,688	25,428	(28,740)	183,789	(6,253)	—	227,913
(a) As a result of the Tax Cuts and Jobs Act, beginning January 1, 2018, income taxes are allocated based on 24% of income before taxes for each individual operating segment. Prior to the effective date of the Tax Cuts and Jobs Act, income taxes were allocated based on 38% of income before taxes for each individual operating segment. The difference between the consolidated income tax expense and the sum of the taxes calculated for each operating segment, if any, is included in income taxes in Corporate and Other Activities.

	Year ended December 31, 2017
	Loan Servicing and Systems	Education Technology, Services, and Payment Processing	Communications	Asset Generation and Management	Corporate and Other Activities	Eliminations	Total
Total interest income	$513	17	3	764,225	13,643	(7,976)	770,426
Interest expense	3	—	5,427	464,256	3,477	(7,976)	465,188
Net interest income	510	17	(5,424)	299,969	10,166	—	305,238
Less provision for loan losses	—	—	—	14,450	—	—	14,450
Net interest income (loss) after provision for loan losses	510	17	(5,424)	285,519	10,166	—	290,788
Other income:
Loan servicing and systems revenue	223,000	—	—	—	—	—	223,000
Intersegment servicing revenue	41,674	—	—	—	—	(41,674)	—
Education technology, services, and payment processing revenue	—	193,188	—	—	—	—	193,188
Communications revenue	—	—	25,700	—	—	—	25,700
Other income	—	—	—	13,424	39,402	—	52,826
Gain (loss) from debt repurchases, net	—	—	—	(1,567)	4,469	—	2,902
Derivative settlements, net	—	—	—	1,448	(781)	—	667
Derivative market value and foreign currency transaction adjustments, net	—	—	—	(19,357)	136	—	(19,221)
Total other income	264,674	193,188	25,700	(6,052)	43,226	(41,674)	479,062
Cost of services:
Cost to provide education technology, services, and payment processing services	—	48,678	—	—	—	—	48,678
Cost to provide communications services	—	—	9,950	—	—	—	9,950
Total cost of services	—	48,678	9,950	—	—	—	58,628
Operating expenses:
Salaries and benefits	156,256	69,500	14,947	1,548	59,633	—	301,885
Depreciation and amortization	2,864	9,424	11,835	—	15,418	—	39,541
Loan servicing fees to third parties	—	—	—	22,734	—	—	22,734
Other expenses	39,126	17,897	8,074	3,900	51,381	—	120,378
Intersegment expenses, net	31,871	9,079	2,101	42,830	(44,208)	(41,674)	—
Total operating expenses	230,117	105,900	36,957	71,012	82,224	(41,674)	484,538
Income (loss) before income taxes	35,067	38,627	(26,631)	208,455	(28,832)	—	226,684
Income tax (expense) benefit	(18,128)	(14,678)	10,120	(79,213)	37,036	—	(64,863)
Net income (loss)	16,939	23,949	(16,511)	129,242	8,204	—	161,821
Net loss (income) attributable to noncontrolling interests	12,640	—	—	—	(1,295)	—	11,345
Net income (loss) attributable to Nelnet, Inc.	$29,579	23,949	(16,511)	129,242	6,909	—	173,166

Net Interest Income, Net of Settlements on Derivatives
The following table summarizes the components of "net interest income" and "derivative settlements, net."
Derivative settlements represent the cash paid or received during the current period to settle with derivative instrument counterparties the economic effect of the Company's derivative instruments based on their contractual terms. Derivative accounting requires that net settlements with respect to derivatives that do not qualify for "hedge treatment" under GAAP be recorded in a separate income statement line item below net interest income.  The Company maintains an overall risk management strategy that incorporates the use of derivative instruments to reduce the economic effect of interest rate volatility.  As such, management believes derivative settlements for each applicable period should be evaluated with the Company’s net interest income as presented in the table below.  Net interest income (net of settlements on derivatives) is a non-GAAP financial measure, and the Company reports this non-GAAP information because the Company believes that it provides additional information regarding operational and performance indicators that are closely assessed by management.  There is no comprehensive, authoritative guidance for the presentation of such non-GAAP information, which is only meant to supplement GAAP results by providing additional information that management utilizes to assess performance.  See "Derivative Settlements" included in this supplement for the net settlement activity recognized by the Company for each type of derivative for the periods presented in the table below.

	Three months ended			Year ended December 31,
	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Variable loan interest margin	$51,732	42,455	48,788	181,488	189,594
Settlements on associated derivatives (a)	901	3,361	(1,791)	5,577	(9,390)
Variable loan interest margin, net of settlements on derivatives	52,633	45,816	46,997	187,065	180,204
Fixed rate floor income	11,452	13,659	22,053	56,811	106,434
Settlements on associated derivatives (b)	18,148	19,087	4,961	64,901	10,838
Fixed rate floor income, net of settlements on derivatives	29,600	32,746	27,014	121,712	117,272
Investment interest	8,019	7,628	3,080	26,600	12,695
Corporate debt interest expense	(1,664)	(3,969)	(686)	(10,539)	(3,485)
Non-portfolio related derivative settlements (c)	3	(124)	(188)	(407)	(781)
Net interest income (net of settlements on derivatives)	$88,591	82,097	76,217	324,431	305,905

(a) Includes the net settlements received (paid) related to the Company’s 1:3 basis swaps, and the cross-currency interest rate swap in place prior to the October 2017 remarketing of previously Euro-denominated bonds.

(b) Includes the net settlements received (paid) related to the Company’s floor income interest rate swaps.

(c) Includes the net settlements received (paid) related to the Company’s hybrid debt hedges.

Loan Servicing Volumes (dollars in millions)
The Company purchased Great Lakes on February 7, 2018. The results of Great Lakes' operations are reported in the Company's consolidated financial statements from the date of acquisition.

NN - Government Servicing
NN - Consumer Servicing
NN - FFELP Servicing
GL - Government Servicing
GL - Consumer Servicing
GL - FFELP Servicing
March 31, 2018 Total Servicing Volume $470,816
June 30, 2018 Total Servicing Volume $470,727
September 30, 2018 Total Servicing Volume $464,949
December 31, 2018 Total Servicing Volume $464,615
$270,000
$255,000
$240,000
$225,000
$210,000
$195,000
$180,000
$165,000
$150,000
$135,000
$120,000
$105,000
$90,000
$75,000
$60,000
$45,000
$30,000
$15,000
$-
$194,822
$162,538
$7,887
$24,397
$200,289
$167,645
$8,965
$23,679
$200,737
$167,591
$10,190
$22,956
$207,818
$171,647
$10,838
$25,333
$211,414
$172,669
$11,483
$27,262
$215,690
$176,605
$12,116
$26,969
$255,126
$242,063
$1,927
$11,136
$228,794
$176,179
$15,016
$37,599
$241,933
$232,208
$179,283
$15,466
$37,459
$232,741
$231,921
$179,507
$15,666
$36,748
$232,694
Dec 31, 16
Mar 31, 17
Jun 30, 17
Sep 30, 17
Dec 31, 17
Mar 31, 18
Jun 30, 18
Sep 30, 18
Dec 31, 18

Company owned	$16,962	$16,352	$15,789	$18,403	$17,827	$17,866	$19,113	$19,206	$19,123
% of total	8.7%	8.2%	7.9%	8.9%	8.4%	3.8%	4.1%	4.1%	4.1%
Number of servicing borrowers:
Government servicing - Nelnet	5,972,619	5,924,099	5,849,283	5,906,404	5,877,414	5,819,286	5,745,181	5,805,307	5,771,923
Government servicing - Great Lakes	—	—	—	—	—	7,456,830	7,378,875	7,486,311	7,458,684
FFELP servicing - Nelnet	1,312,192	1,263,785	1,218,706	1,317,552	1,420,311	1,399,280	1,787,419	1,754,247	1,709,853
FFELP servicing - Great Lakes	—	—	—	—	—	461,553	—	—	—
Private education and consumer loan servicing - Nelnet	355,096	389,010	454,182	478,150	502,114	508,750	672,520	692,763	696,933
Private education and consumer loan servicing - Great Lakes	—	—	—	—	—	118,609	3,987	—	—
Total:	7,639,907	7,576,894	7,522,171	7,702,106	7,799,839	15,764,308	15,587,982	15,738,628	15,637,393

Number of remote hosted borrowers	2,230,019	2,305,991	2,317,151	2,714,588	2,812,713	6,207,747	6,145,981	6,406,923	6,393,151

Communications Financial and Operating Data

Certain financial and operating data for ALLO is summarized in the tables below.

	Three months ended			Year ended December 31,
	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Residential revenue	$10,067	8,896	5,844	33,434	17,696
Business revenue	3,197	2,861	2,219	10,976	7,744
Other	62	61	59	243	260
Communications revenue	$13,326	11,818	8,122	44,653	25,700

Net (loss) income	$(5,876)	(7,741)	(5,449)	(28,740)	(16,511)
EBITDA (a)	(942)	155	(2,777)	(4,455)	(9,372)

Capital expenditures	20,650	21,728	36,672	87,466	115,102

Revenue contribution:
Internet	56.5%	54.6%	48.4%	53.9%	46.6%
Television	27.6	28.6	30.8	29.0	31.2
Telephone	15.7	16.6	19.3	16.9	21.8
Other	0.2	0.2	1.5	0.2	0.4
	100.0%	100.0%	100.0%	100.0%	100.0%

	As of December 31, 2018	As of September 30, 2018	As of June 30, 2018	As of March 31, 2018	As of December 31, 2017	As of September 30, 2017	As of June 30, 2017	As of March 31, 2017	As of December 31, 2016
Residential customer information:
Households served	37,351	32,529	27,643	23,541	20,428	16,394	12,460	10,524	9,814
Households passed (b)	122,396	110,687	98,538	84,475	71,426	54,815	45,880	34,925	30,962
Total households in current markets (c)	152,840	142,602	137,500	137,500	137,500	137,500	137,500	137,500	137,500

(a) Earnings (loss) before interest, income taxes, depreciation, and amortization ("EBITDA") is a supplemental non-GAAP performance measure that is frequently used in capital-intensive industries such as telecommunications. ALLO's management uses EBITDA to compare ALLO's performance to that of itscompetitors and to eliminate certain non-cash and non-operating items in order to consistently measure performance from period to period. EBITDA excludes interest and income taxes because these items are associated with a company's particular capitalization and tax structures. EBITDA also excludes depreciation and amortization expense because these non-cash expenses primarily reflect the impact of historical capital investments, as opposed to the cash impacts of capital expenditures made in recent periods, which may be evaluated through cash flow measures. The Company reports EBITDA for ALLO because the Company believes that it provides useful additional information for investors regarding a key metric used by management to assess ALLO's performance. There are limitations to using EBITDA as a performance measure, including the difficulty associated with comparing companies that use similar performance measures whose calculations may differ from ALLO's calculations. In addition, EBITDA should not be considered a substitute for other measures of financial performance, such as net income or any other performance measures derived in accordance with GAAP. A reconciliation of EBITDA from ALLO's net loss under GAAP is presented below:

	Three months ended			Year ended
	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Net loss	$(5,876)	(7,741)	(5,449)	(28,740)	(16,511)
Net interest (income) expense	(2)	4,173	2,058	9,983	5,424
Income tax benefit	(1,856)	(2,444)	(3,341)	(9,075)	(10,120)
Depreciation and amortization	6,792	6,167	3,955	23,377	11,835
Earnings (loss) before interest, income taxes, depreciation, and amortization (EBITDA)	$(942)	155	(2,777)	(4,455)	(9,372)
(b) Represents the number of single residence homes, apartments, and condominiums that ALLO already serves and those in which ALLO has the capacity to connect to its network distribution system without further material extensions to the transmission lines, but have not been connected.
(c) During the third quarter of 2018, ALLO began providing service in Fort Morgan, Colorado. During the fourth quarter of 2018, ALLO began providing service in Hastings, Nebraska.

Other Income

The following table summarizes the components of "other income."

	Three months ended			Year ended
	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Borrower late fee income	$3,308	3,253	2,506	12,302	11,604
Gain on investments and notes receivable, net of losses	(1,926)	2,499	(3,648)	9,579	939
Management fee revenue	1,824	1,756	—	6,497	—
Investment advisory fees	1,840	1,183	1,061	6,009	12,723
Peterson's revenue	—	—	3,290	—	12,572
Other	4,952	7,982	4,743	20,059	14,988
Other income	$9,998	16,673	7,952	54,446	52,826

Derivative Settlements

The following table summarizes the components of "derivative settlements, net" included in the attached consolidated statements of income.

	Three months ended			Year ended
	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
1:3 basis swaps	$901	3,361	(1,233)	5,577	(3,069)
Interest rate swaps - floor income hedges	18,148	19,087	4,961	64,901	10,838
Interest rate swaps - hybrid debt hedges	3	(124)	(188)	(407)	(781)
Cross-currency interest rate swap	—	—	(558)	—	(6,321)
Total derivative settlements - income (expense)	$19,052	22,324	2,982	70,071	667

Derivative Market Value and Foreign Currency Transaction Adjustments

"Derivative market value and foreign currency transaction adjustments" include (i) the realized and unrealized gains and losses that are caused by changes in fair values of derivatives which do not qualify for "hedge treatment" under GAAP; and (ii) the unrealized foreign currency transaction gains or losses caused by the re-measurement of the Company's previously Euro-denominated bonds to U.S. dollars. On October 25, 2017, the Company completed a remarketing of the Company’s bonds that were prior to that date denominated in Euros, to denominate those bonds in U.S. dollars and reset the interest rate to be based on the three-month LIBOR index. The Company also terminated a cross-currency interest rate swap associated with those bonds. As a result, foreign currency transaction adjustments will not be incurred with respect to those bonds after October 25, 2017.

The following table summarizes the components of “derivative market value and foreign currency transaction adjustments” included in the attached consolidated statements of income.

	Three months ended			Year ended
	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Change in fair value of derivatives - income (expense)	$(48,895)	(5,226)	3,997	1,014	26,379
Foreign currency transaction adjustment - income (expense)	—	—	35	—	(45,600)
Derivative market value and foreign currency transaction adjustments - income (expense)	$(48,895)	(5,226)	4,032	1,014	(19,221)

Loans Receivable

Loans receivable consisted of the following:

	As of	As of	As of
	December 31, 2018	September 30, 2018	December 31, 2017
Federally insured student loans:
Stafford and other	$4,969,667	4,956,324	4,418,881
Consolidation	17,186,229	17,434,419	17,302,725
Total	22,155,896	22,390,743	21,721,606
Private education loans	225,975	169,467	212,160
Consumer loans	138,627	112,547	62,111
	22,520,498	22,672,757	21,995,877
Loan discount, net of unamortized loan premiums and deferred origination costs	(53,572)	(63,566)	(113,695)
Non-accretable discount	(29,396)	(20,612)	(13,085)
Allowance for loan losses:
Federally insured loans	(42,310)	(43,053)	(38,706)
Private education loans	(10,838)	(11,253)	(12,629)
Consumer loans	(7,240)	(5,911)	(3,255)
	$22,377,142	22,528,362	21,814,507

Loan Activity

The following table sets forth the activity of loans:

	Three months ended December 31,		Year ended December 31,
	2018	2017	2018	2017
Beginning balance	$22,672,757	22,713,913	21,995,877	25,103,643
Loan acquisitions:
Federally insured student loans	584,034	113,052	3,708,188	254,740
Private education loans	68,143	3,087	68,337	3,785
Consumer loans	40,097	26,456	120,482	71,726
Total loan acquisitions	692,274	142,595	3,897,007	330,251
Repayments, claims, capitalized interest, and other	(567,811)	(569,131)	(2,282,631)	(2,257,450)
Consolidation loans lost to external parties	(276,722)	(238,297)	(1,066,043)	(1,127,364)
Loans sold	—	(53,203)	(23,712)	(53,203)
Ending balance	$22,520,498	21,995,877	22,520,498	21,995,877

Loan Spread Analysis
The following table analyzes the loan spread on the Company’s portfolio of loans, which represents the spread between the yield earned on loan assets and the costs of the liabilities and derivative instruments used to fund the assets.

	Three months ended			Year ended
	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Variable loan yield, gross	4.89%	4.57%	3.80%	4.52%	3.53%
Consolidation rebate fees	(0.84)	(0.83)	(0.85)	(0.84)	(0.84)
Discount accretion, net of premium and deferred origination costs amortization	0.03	0.03	0.07	0.04	0.07
Variable loan yield, net	4.08	3.77	3.02	3.72	2.76
Loan cost of funds - interest expense	(3.24)	(3.10)	(2.21)	(2.98)	(1.99)
Loan cost of funds - derivative settlements (a) (b)	0.02	0.06	(0.03)	0.03	(0.04)
Variable loan spread	0.86	0.73	0.78	0.77	0.73
Fixed rate floor income, gross	0.21	0.23	0.39	0.25	0.45
Fixed rate floor income - derivative settlements (a) (c)	0.32	0.34	0.09	0.30	0.05
Fixed rate floor income, net of settlements on derivatives	0.53	0.57	0.48	0.55	0.50
Core loan spread (d)	1.39%	1.30%	1.26%	1.32%	1.23%

Average balance of loans	$22,583,222	22,971,361	22,397,323	22,596,436	23,560,412
Average balance of debt outstanding	22,232,428	22,557,437	21,952,133	22,181,932	23,250,268

(a) Derivative settlements represent the cash paid or received during the current period to settle with derivative instrument counterparties the economic effect of the Company's derivative instruments based on their contractual terms. Derivative accounting requires that net settlements with respect to derivatives that do not qualify for "hedge treatment" under GAAP be recorded in a separate income statement line item below net interest income.  The Company maintains an overall risk management strategy that incorporates the use of derivative instruments to reduce the economic effect of interest rate volatility.  As such, management believes derivative settlements for each applicable period should be evaluated with the Company’s net interest income (loan spread) as presented in this table. The Company reports this non-GAAP information because it believes that it provides additional information regarding operational and performance indicators that are closely assessed by management. There is no comprehensive, authoritative guidance for the presentation of such non-GAAP information, which is only meant to supplement GAAP results by providing additional information that management utilizes to assess performance. See "Derivative Settlements" included in this supplement for the net settlement activity recognized by the Company for each type of derivative for the periods presented in this table.
(b) Derivative settlements include the net settlements received (paid) related to the Company’s 1:3 basis swaps and previous cross-currency interest rate swap.
(c) Derivative settlements include the net settlements received (paid) related to the Company’s floor income interest rate swaps.
(d) The Company began to purchase consumer loans in the second quarter of 2017. Consumer loans are currently funded by the Company using operating cash, until they can be funded in a secured financing transaction. As such, consumer loans do not have a cost of funds (debt) associated with them. Core loan spread, excluding consumer loans, would have been 1.33%, 1.25%, and 1.23% for the three months ended December 31, 2018, September 30, 2018, and December 31, 2017, respectively, and 1.27% and 1.21% for the year ended December 31, 2018 and 2017, respectively.

A trend analysis of the Company's core and variable student loan spreads is summarized below.

(a) The interest earned on a large portion of the Company's FFELP student loan assets is indexed to the one-month LIBOR rate. The Company funds a portion of its assets with three-month LIBOR indexed floating rate securities. The relationship between the indices in which the Company earns interest on its loans and funds such loans has a significant impact on loan spread.  This table (the right axis) shows the difference between the Company's liability base rate and the one-month LIBOR rate by quarter.
The primary difference between variable loan spread and core loan spread is fixed rate floor income.  A summary of fixed rate floor income and its contribution to core loan spread follows:

	Three months ended			Year ended
	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Fixed rate floor income, gross	$11,452	13,659	22,053	56,811	106,434
Derivative settlements (a)	18,148	19,087	4,961	64,901	10,838
Fixed rate floor income, net	$29,600	32,746	27,014	121,712	117,272
Fixed rate floor income contribution to spread, net	0.53%	0.57%	0.48%	0.55%	0.50%

(a) Includes settlement payments on derivatives used to hedge student loans earning fixed rate floor income.

Fixed Rate Floor Income

The following table shows the Company’s federally insured student loan assets that were earning fixed rate floor income as of December 31, 2018.

Fixed interest rate range	Borrower/lender weighted average yield	Estimated variable conversion rate (a)	Loan balance
5.0 - 5.49%	5.30%	2.66%	$367,077
5.5 - 5.99%	5.67%	3.03%	357,259
6.0 - 6.49%	6.19%	3.55%	392,253
6.5 - 6.99%	6.70%	4.06%	382,285
7.0 - 7.49%	7.17%	4.53%	134,034
7.5 - 7.99%	7.71%	5.07%	229,966
8.0 - 8.99%	8.18%	5.54%	532,171
> 9.0%	9.05%	6.41%	198,597
			$2,593,642

(a) The estimated variable conversion rate is the estimated short-term interest rate at which loans would convert to a variable rate. As of December 31, 2018, the weighted average estimated variable conversion rate was 4.24% and the short-term interest rate was 240 basis points.

The following table summarizes the outstanding derivative instruments as of December 31, 2018 used by the Company to economically hedge loans earning fixed rate floor income.

Maturity	Notional amount	Weighted average fixed rate paid by the Company (a)

2019	$3,250,000	0.97%
2020	1,500,000	1.01
2021	100,000	2.95
2023	400,000	2.24
2024	300,000	2.28
2027	25,000	2.35
	$5,575,000	1.18%

(a) For all interest rate derivatives, the Company receives discrete three-month LIBOR.